UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008
__________________________________________

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                                            Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On January 21, 2008, Lakeland Industries, Inc. (the “Company”) entered into an exclusive product distribution agreement (the “Product Distribution Agreement”) with Wesfarmers Industrial and Safety (“Wesfarmers”).   Contemporaneously, with the execution of the Product Distribution Agreement, the Company and Wesfarmers agreed that the rights, duties and obligations of both parties thereunder would be subject to the satisfaction of certain conditions precedent and that, until such conditions precedent were deemed satisfied by both parties, neither party would have any rights, duties or obligations under the Product Distribution Agreement.  On March 28, 2008, the Company and Wesfarmers mutually agreed that the conditions precedent to the effectiveness of the Product Distribution Agreement were satisfied and that both parties were thereafter obligated to commence performance under the Product Distribution Agreement.

Pursuant to the terms of the Product Distribution Agreement, the Company has granted two Wesfarmers subsidiaries – J. Blackwood & Son Limited (Blackwoods) and Protector Alsafe exclusive distribution rights for the Company’s disposable and protective clothing in Australia, New Zealand, New Guinea and South Africa. Lakeland believes that the sales generated from this distribution agreement will be significant and potentially material to its total international revenues and represents Lakeland’s latest successful initiative to expand its international sales.

The foregoing description of the Product Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Product Distribution Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.  The Company has submitted a request to the Securities and Exchange Commission (the “SEC”) for confidential treatment of certain portions of the Product Distribution Agreement.  Such confidential portions have been omitted from this filing.

The Product Distribution Agreement has been included to provide investors with information regarding its terms.  It is not intended to provide any factual information about the Company.  The representations, warranties and covenants contained in the Product Distribution Agreement are made only for purposes of that agreement and as of the specific dates set forth therein, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries of the Product Distribution Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of this agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01	Regulation FD Disclosure.

On March 31, 2008, the Company issued a press release announcing the execution of the Product Distribution Agreement, a copy of which is filed as Exhibit 99.1 hereto.  The information in this Current Report on Form 8-K under Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

The following have been filed as exhibits to this Form 8-K:

10.1
Exclusive Product Distribution Agreement, dated January 21, 2008 and effective as of March 28, 2008, by and between Lakeland Industries, Inc. and Wesfarmers Industrial and Safety (portions of which have been filed with the SEC under a confidentiality request).[1]

99.1
Text of Press Release issued by Lakeland Industries, Inc., dated March 31, 2008, announcing the execution of an exclusive product distribution agreement between Wesfarmers Industrial and Safety and Lakeland Industries, Inc.

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1 All schedules and similar attachments to the Product Distribution Agreement have been omitted.  Copies of such schedules and similar attachments will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date March 31, 2008	/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO

EXHIBIT INDEX

Exhibit Number	Description

10.1
Exclusive Product Distribution Agreement, dated January 21, 2008 and effective as of March 28, 2008, by and between Lakeland Industries, Inc. and Wesfarmers Industrial and Safety (portions of which have been filed with the SEC under a confidentiality request).[2]

99.1	Text of Press Release issued by Lakeland Industries, Inc., dated March 31, 2008, titled “Lakeland Industries, Inc. enters into Australian Distribution Agreement.

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2 All schedules and similar attachments to the Product Distribution Agreement have been omitted.  Copies of such schedules and similar attachments will be furnished supplementally to the SEC upon request.